EXHIBIT 2(A)

                       OPINION OF BEVERLY A. BYRNE, ESQ.

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                  GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY
                             8515 East Orchard Road
                              Englewood, CO 80111



June 17, 1999

Great-West Life & Annuity Insurance Company
8515 East Orchard Road
Englewood, CO  80111

Re: Registration Statement of Great-West Life & Annuity Insurance Company COLI VUL-2 Series Account on Form S-6 File No. 333-70963


Ladies and Gentlemen:

This opinion is furnished in connection with the filing of the above-referenced registration statement of Great-West Life & Annuity Insurance Company COLI VUL-2 Series Account (the "Account"), a separate account of Great-West Life & Annuity Insurance Company, a Colorado corporation (the "Company"), with respect to the proposed sale of an indefinite amount of flexible premium variable universal life insurance policies (the "Policies") described in the prospectus (the "Prospectus") contained in the Registration Statement

I am the Assistant Vice President, Associate Counsel and Assistant Secretary of the Company. In so acting, I have made such examination of the law, records and documents as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. For purposes of such examination, I have assumed the genuineness of all signatures and the conformity to the original of all copies. Based on the foregoing, I am of the opinion that:

1. The Company is a corporation in good standing duly organized and validly existing under the laws of the State of Colorado.

2. The Account has been duly established by the Company under the laws of the State of Colorado.

3. Assets allocated to the Account will be owned by the Company, and the Policies provide that a portion of the assets of the Account equal to the reserves and other Policy liabilities with respect to the Account will not be chargeable with liabilities arising out of any other business the Company may conduct.

4. When issued and sold as described in the Prospectus, the Policies will be duly authorized and will constitute validly issued and binding obligations of the Company in accordance with their terms.

I consent to the use of this opinion as an exhibit to the registration statement.

Sincerely,


/s/Beverly A. Byrne
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Beverly A. Byrne
Assistant Vice President, Associate
Counsel and Assistant Secretary